                                                                     Exhibit 2.6
                                Third Supplement

                   To the credit agreement of May 28/th/ 2001

                             For a Club-Deal between


      1.)  Qiagen GmbH, Max-Volmer-Strasse 4, 40724 Hilden

                                     -hereinafter called "borrower"-

                                     and

      2.)  Deutsche Bank AG, Konigsallee 45-47, 40189 Dusseldorf

                                     -hereinafter called "consortium leader"-

                                     and

      3.)  Stadtsparkasse Dusseldorf, Berliner Allee 33, 40001 Dusseldorf

                                     -hereinafter called "SSK"-

                                     and

      4.) IKB Deutsche Industriebank AG, Wilhelm-Botzkes Strasse 1, 40474 Dusseldorf

                                     -hereinafter called "IKB"-

                                     -for 2.) to  4.) called "consortium banks"-


                                       1.

On May 28/th/ 2001 the borrower and the consortium banks have concluded a credit agreement originally over EUR 100,000,000.00. Two additions have been agreed upon, namely on Nov. 6/th/ 2001 and on Feb. 27/th/ 2002 ("credit agreement").

The original duration for the credit agreement was until May 27/th/ 2003.

                                       2.

The borrower and the consortium banks herewith agree upon the following changes to the credit agreement, which go into effect after signature:

  a)  Section 1 number 1.1 is complemented as follows:

      As far as nothing else has been concluded, the credit amount will be reduced on May 27/th/ 2003 to the amount of EUR 95,000,000.00 (in words: ninety-five million Euros) and on May 27/th/ 2004 to the amount of EUR 90,000,000.00 (in words: ninety million Euros).

  b)  Section 3 number 3.2 first sentence is composed as follows:

     The interest rate p.a regulates itself/commits itself for drawings of lots in EUR according to the Euribor for the respective dead line/period of time/timeline plus a margin of 1.2%, from July 8/th/ 2004 on the margin will be 1.35% p.a. (this is valid independent of start or ending of the respective drawing).

  c) Section 3 number 3.4 first sentence is composed as follows:

     The Guarantee Provision for following Guarantees until July 7/th/ 2004 amounts to 1.5% p.a., afterwards 1.65% p.a.:

     (1) unlimited payment guarantee in % of originally DM 7,700,000.- in connection with the General Contractor Agreement that was concluded on Oct. 5/th/ 2000 between the borrower and the company Walter Bau AG, Dusseldorf - of Nov. 15/th/ 2000

     (2) unlimited Guarantee for Fulfillment of a Contract in % of originally DM 250,000.- -in connection with the public and legally binding agreement that was concluded on March 16/th/ 2001 between the borrower and the city of Hilden - of March 26/th/ 2001

          The Guarantee Provision adds up to 1.2% p.a. or 1.35% p.a. until July 8/th/ 2004.

  d) Section 4 paragraph 1 is composed as follows:

     The credit is valid until July 7/th/ 2005. The last drawing may not exceed the aforementioned date.

  e) In addition to Section 5 number 5.4 the following number 5.5 is added:

     In case that the borrower pays back the credit before July 8/th/ 2004 or quits, the consortium banks receive a one-time payment of EUR 150,000.00; in case of partial repayment (other than the mentioned repayments) or partial notice, the payment is payable proportionate to the credit amount (Section 1 number 1.1).

  f) Section 8 number 8.1 first sentence; the ratios are newly set as follows:

     Net debts / Equity                ***  0.55

     Net debts / EBIT                  ***  2

     EBITDA / Net Interest Expenses    **** 7

     (EBIT, EBITDA as well as Net Interest Expenses on a basis of a tumbling 12-month-period, that is the previously finished quarter plus the last three quarters)

  g) Section 12 number 12.1 paragraph 3 first sentence is composed as follows:

     The regulations and arrangements for EUR credits are also valid for this USD credit, considering that the respective LIBOR is used instead of the respective EURIBOR. The margin amounts to 1.28% p.a. until July 7/th/ 2004 and 1.43% p.a. until July 8/th/ 2004.

                                       3.

The borrower commits himself instantly to provide the following confirmed explanation at the latest until April 28/th/ 2003 to the consortium leader - with regard to the term extension -:

***   less than or equal to
****  greater than or equal to

     -    attachment 7 (including the updated Organigram - for May 31th 2002 -);
     -    attachment 9 (Security purpose explanation);
     -    attachment 13.

Furthermore the borrower commits himself to instantly make adjustments to the securities of Section 12 number 12.2 (Promissory Notes, Deed of Trust, Assignment Agreement, Guarantee Agreement) or to take care of an adequate adjustment and handing over of supplementations or new documents and to provide
- with regard to term extension - more explanations and reports that are related to this (e.g. Title Report, legal opinion) as far as necessary.

If the aforementioned adjustments and additions are not taken care of by April 28/th/ 2003, the credit will be due differing from Section 4 number 1 as originally intended on May 27/th/ 2003.

                                       4.

The borrower ensures that there are no circumstances that might be a reason for the right to notice of the credit agreement by the consortium banks.

                                       5.

For the conclusion of this agreement the borrower pays a handling fee of EUR 400,000.00 to the banks per half for the drawing in EUR and in USD; hereof the consortium leader receives EUR 80,000.00 in advance. The consortium leader is entitled to charge the borrower for the handling fee on Aug. 15/th/ 2002 and on Jan. 15/th/ 2003 per half. This fee has to be drawn from the borrower's account # 1704279 at Deutsche Bank AG, Dusseldorf.

                                       6.

The consortium banks agree with each other that this supplement - as all previous supplements - will officially become part of the overall consortium agreement.

                                       7.

After this agreement has been concluded the consortium leader will provide a noncommittal read version of the credit agreement in its latest update.



Dusseldorf, July 31th 2002

/s/ Metin Colpan
-------------------
/s/ Peer M. Schatz
-------------------

Qiagen GmbH, Hilden

Dusseldorf, July 31th 2002

/s/ Herr Dr. Dahmen       /s/ Herr Kessler             /s/ Herr Laux
-----------------------   --------------------------   ----------------------------
/s/ Herr Rebmann          /s/ Herr Dr. Braun           /s/ Herr Schanumann
-----------------------   --------------------------   ----------------------------


Deutsche Bank AG          Stadtsparkasse Dusseldorf    IKB Deutsche Industriebank AG
Dusseldorf                Dusseldorf                   Dusseldorf